Exhibit 10.6

JOINT PARTNERSHIP AGREEMENT FOR
HIGH PRODUCTIVITY ZONE-MELTING SILICON FOR SOLAR CELL
(English Translation)

Perfectenergy (Shanghai), Ltd. (hereinafter, known as "Party A") and Shanghai Solar Power Technology Research Center (hereinafter, known as "Party B") hereby establish this partnership agreement in order to improve productivity of the raw components; make good use of zone-melting silicon to produce high output (more than 20%, Am1.5) solar cell components; reduce investment cost; and promote the development of the solar cell industry. Jointly developed by both parties through equal negotiations, this agreement sets forth the cooperation between the two parties for a “high-productivity, low-investment zone-melting silicon” project. The project research includes the following:

•	The construction design of a zone-melting silicon solar cell, simulation analysis and emulation technology.
•	Technology of back surface field, welding, passivation and antireflection.
•	A zone-melting silicon solar cell assembly technique.
•	Research on a bulk production technique: how to reduce costs and simplify the assembly flow while maintaining the same cell performance.

1.	Roles and Responsibilities:

Party A’s role and responsibilities:
1)
Supply zone-melting silicon materials. Apply suede coating to silicon chips, assemble components, including antireflective coatings, electrode and welding, etc. Create a back surface field for the zone-melting silicon solar cell based on a silicon chip with excellent phosphorus diffusion to be supplied by Party B. Using the current assembly process of ground silicon solar cell as reference, improve the assembly craftsmanship based on the actual result.

2)
In order to implement a bulk production, start with a small bulk production as the test based on Party A’s current production line. Provide assembly equipment and relevant personnel to ensure a flawless work flow.

3)	In charge of commercializing the zone-melting silicon solar cell technology and mass production.
4)	In charge of the development of related component assembly techniques.

Party B’s role and representatives:
1)
Design the zone-melting silicon solar cell and perform the simulation analysis. Improve cell construction by integrating the lab data provided by Party A. Perform cell test analysis, including a power performance test, minority carrier lifetime and quantum response test.

2)	In charge of the R&D of phosphorus diffusion.
3)	Collaborate with Party A on the R&D of the back surface field technique.
4)	In charge of the research on component reliability testing.

2.	Term of this agreement
From October 2006 to June 2008

3.	Confidentiality
During the entire joint partnership project, each party has the obligation to maintain in confidence and not to disclose any confidential information regarding the progress of any related projects, the selection of materials, technique and construction, system layout, technique and all other related information.

4.	Intellectual Property
During the term of the entire joint partnership project, any technical achievement accomplished jointly by both parties will be owned by both parties; any technical achievement accomplished by an individual party will be owned solely by that individual party.

5.
Both parties are obligated to follow strictly all the terms set forth in this agreement. No party shall terminate or refuse to fulfill this agreement, due to a force majeure event. Each party is liable for its own expenses. When the project is accomplished, Party A is responsible for the production and the marketing promotion of the finished product, and Party B is entitled to receive 3% to 5% of the sales volume as a technology consultant fee.

6.
The agreement is not effective until signed by both parties with stamps. This agreement has 4 copies of (each copy has two pages), with each copy deemed to have the same force and effect. Each party holds two copies.

7.	Any new issues that emerge during the execution of this agreement shall be resolved by both parties through coordination and negotiation.

Perfectenergy (Shanghai), Ltd.

Authorized Representative

Shanghai Solar Power Technology Research Center

Authorized Representative